TECHNOLOGY AND MANUFACTURING LICENSE AGREEMENT

     THIS TECHNOLOGY AND MANUFACTURING LICENSE AGREEMENT ("Agreement) dated this 27th day of September, 2001 by and between Exabyte Corporation, a Delaware corporation with its principal office at 1685 38th Street, Boulder, Colorado 80301, ("Exabyte"), and Plasmon LMS, Inc., a Delaware corporation with its principal office at 4425 ArrowsWest Drive, Colorado Springs, Colorado 80907-3489 ("Plasmon") also known as the "Parties" is effective as of the date last signed below ("Effective Date").

W I T N E S S E T H :

     WHEREAS, Exabyte is the owner of the entire right, title and interest in the Licensed Technology (as hereinafter defined); and

     WHEREAS, Plasmon desires to license the Licensed Technology from Exabyte and Exabyte has agreed to license the Licensed Technology to Plasmon in order for Plasmon to manufacture and sell the Product (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, it is mutually agreed by and between the Parties thereto as follows:

1.      DEFINITIONS

          1.1.      "Customer" means an individual or entity that rents, leases, or purchases Product from Plasmon.

          1.2.      "Exabyte" and "Plasmon" means the Parties referenced in the opening paragraph above together with any entity in which either Party has direct or indirect majority equity interest.

          1.3.      "Intellectual Property" shall mean patents, copyrights, authors' rights, trademarks, trade names, utility models, trade secrets, know-how and other industrial or intellectual property rights and all related rights, irrespective of whether such rights arise under U.S. or other national intellectual property or trade secret laws, whether or not registered, filed, applied for or the like, and all related rights.

          1.4.      "Product(s)" shall mean the SCSI-2 Ultra-2 LVD versions of the data storage library(ies) listed in Section 3 of this Agreement and any derivatives thereof designed by or for Plasmon.

          1.5.      "Product Documentation" shall mean the specifications, drawings, data files and other documentation for Products as set forth in Appendix I of this Agreement.

          1.6.      "Licensed Technology" shall mean the Intellectual Property and technology pertinent to the manufacture, use, sale or other transfer, of Product, owned or controlled by Exabyte as of the Effective Date of this Agreement.

2.      LICENSE GRANTS

          2.1.      In consideration of the license fee specified in Section 3 of this Agreement, Exabyte grants to Plasmon a perpetual, paid-up, worldwide, non-exclusive license to manufacture and have manufactured (other than by the companies known as Solectron Corporation and Shinei Sangyo including Singapore Shinei Sangyo or Shinei International), use and sell the Product and its associated elements as authorized under this Agreement.

          2.2.      Exabyte grants to Plasmon's resellers, distributors and OEM's a worldwide license, with no right to sublicense, to use, copy, display, sell, transfer and distribute Product and its associated elements as authorized under this Agreement

          2.3.      Exabyte does not transfer any of its title or ownership rights to the Product or its associated elements solely by virtue of the grants specified in this Section 2.

          2.4.      Nothing in this Agreement shall place any restriction on either Exabyte or Plasmon to make, modify, use, sell, or otherwise distribute those Products specified in Section 3.

3.      PAYMENT OBLIGATIONS

          3.1.      Payments

          As consideration for the licenses, releases, and covenants, undertakings and other rights granted herein, Plasmon agrees to pay the non-refundable license fees set forth below. Payment of such licensee fees shall be made within ten (10) days of Plasmon's receipt of the relevant Product Documentation as set forth in Section 4.1. The licenses granted herein shall be deemed valid only upon Exabyte's receipt of payment of the applicable license fee.

                (i) No later than October 5, 2001, Plasmon will pay to Exabyte a one-time, non-refundable initial payment of $300,000.00.

                (ii) A second payment of $300,000.00 will be due upon Plasmon's receipt of the LTO (10- and 21-cartridge) and AIT (15- and 30-cartridge) versions of the Product Documentation.

                (iii) A third payment of $300,000.00 will be due upon Plasmon's receipt of the LTO and AIT manufacturing documentation.

                (iv) After Exabyte completes the design of the SDLT tape format library, a final payment of $485,000.00 will be due Exabyte upon Plasmon's receipt of the SDLT (9- and 18-cartridge) versions of the Product Documentation and manufacturing documentation.

          3.2.      At no charge to Plasmon, Exabyte will provide the following Exabyte library units to Plasmon: two (2) 215A and three (3) 430A, and two (2) 19SDLT and three (3) 218SDLT (when the SDLT units become available). These library units shall be supplied with drives installed. Exabyte shall invoice Plasmon for the drives at Exabyte's cost.

          3.3.      Plasmon may issue purchase orders for additional complete products specified in the Original Equipment Manufacturer Agreement by and between Plasmon and Exabyte dated October 12, 2000 until December 31, 2001 at the prices and terms specified within said agreement. The quantity of products available for purchase by Plasmon shall not exceed fifteen (15) total units. Products shipped by Exabyte under this Section shall be shipped to Plasmon as agreed to by the parties, but in no case later than ninety (90) days after purchase order placement.

4.      PRODUCT DOCUMENTATION AND PRODUCT DESIGN

          4.1.      In consideration of the payment of the fees set forth above, Exabyte shall make available to Plasmon for use by Plasmon, a copy of the most recent version of the respective Product Documentation, together with the information appropriate for the interpretation of such then current Product Documentation. The Product Documentation provided hereunder is the SCSI versions of the Product(s) specified in Section 3.

          4.2.      Exabyte shall make available to Plasmon, and for use only for purposes authorized by this Agreement, such other information, data, suppliers and material required, necessary or desirable to manufacture Products.

          4.3.      Plasmon is responsible for obtaining all agency and regulatory approvals for any Products it manufactures or has manufactured.

5.      TOOLING

          5.1.      Exabyte shall provide reasonable access to the tooling required to manufacture or have manufactured the Products under this Agreement. The use, maintenance and replacement of such tooling shall be as mutually agreed to by the Parties prior to any use of the tooling by Plasmon. The use of any Exabyte-owned tooling by Plasmon shall be expressly limited to the manufacture of Products under this Agreement and shall be available to Plasmon for a period of three (3) years from the execution of this Agreement. Such period may be extended by mutual written agreement .

                    Exabyte retains the right to modify or change any Exabyte-owned tooling but shall, in such event, provide, to the extent possible, at least sixty (60) days' written notice to Plasmon thereof in order to permit Plasmon[to purchase sufficient buffer inventory of having the current specifications.

6.      TRANSFER AND MANUFACTURING TECHNICAL SUPPORT

          6.1.      Transfer Costs

                    Plasmon acknowledges that the actual costs associated with the transfer hereunder shall be borne by Plasmon. Such costs may include but are not limited to; photocopying charges and fees associated with document production.

          6.2.      Manufacturing Support

                    As specified in Appendix II, Engineering and Manufacturing Support, Exabyte agrees to provide to Plasmon manufacturing and engineering support to assist in Plasmon's manufacture of Product. Exabyte shall make available, at times mutually agreed to by the parties, Exabyte's engineering and manufacturing personnel for Plasmon's use and reference. After the initial transfer period set forth in Appendix II, Plasmon shall pay to Exabyte, Exabyte's then current engineering support fees as well as reasonable travel expenses, if any.

          6.3.      Customer Support

                    Unless agreed to otherwise in writing, Plasmon is solely responsible for providing all technical support to Customers including but not limited to, Product training, all levels of support escalations, warranty repair services, spare parts, and other services required to support the Product.

7.      TERM AND TERMINATION

          7.1.      Term

                    The term of this Agreement shall commence on the Effective Date and shall be perpetual.

8.      DISCLAIMERS

          8.1.      Nothing in this Agreement confers on any third party or customer any right or license, either expressed or implied, with respect to the Licensed Technology, except the rights conferred by operation of law and Section 2 of this Agreement.

          8.2.      Any disclosures made by Exabyte during the term of this Agreement do not constitute a waiver by Exabyte of any trade secrets, or know-how or proprietary information of Exabyte. Exabyte is not required hereunder to furnish or disclose to Plasmon any technical or other information except as may be specifically required herein.

          8.3.      Nothing in this Agreement shall require Plasmon to institute a patent infringement action with respect to a third party.

          8.4.      Nothing in this Agreement shall require a Party to prosecute any patent application or to pay maintenance fees or annuities with respect to any patent or patent application for the benefit of the other Party.

9.      WARRANTIES REPRESENTATIONS, AND INDEMNIFICATION

          9.1.      Exabyte represents and warrants that:

                    it has all rights, title and/or interest necessary to grant the license and rights set forth in this Agreement and that software, to Exabyte's best knowledge, does not directly or indirectly violate or infringe any third party patents, copyrights or trade secrets; and the Product Documentation as provided by Exabyte is free and clear of all liens and encumbrances.

                    THE PRODUCT DOCUMENTATION IS PROVIDED "AS-IS" AND EXCEPT AS STATED ABOVE THERE ARE NO OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION.

          9.2.      Patents and Copyrights

                    In the event of a third party claims that states the Product or the manufacture, sale, use or transfer of the Product infringes that party's patent or copyright, Exabyte will defend Plasmon against that claim at Exabyte's expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that Plasmon:

                    1. promptly notifies Exabyte in writing of the claim; and

                    2. allows Exabyte to control, and cooperates with Exabyte in, the defense and any related settlement negotiations.

                    If such a claim is made or appears likely to be made, Plasmon agrees to permit Exabyte to its best effort to procure the right to continue using the Product. If Exabyte cannot procure such right, Exabyte shall, at Exabyte's sole discretion, replace or modify the Product to eliminate the infringement. This is Exabyte's entire obligation to Plasmon regarding any claim of infringement.

                    Exabyte shall have no obligation regarding any claim based on any of the following:

                    1. anything Plasmon provides which is incorporated into a Product (including, but not limited to, specifications, designs, documents, reports, or data);

                    2. Plasmon's modification of a Product;

                    3. the combination, operation, or use of a Product or service with any product, data, or apparatus that Exabyte did not provide;

                    4. the use of the Product in other than its specified operating environment; or

                    5. infringement by a non-Exabyte product alone, as opposed to its combination with Products Exabyte provides to Plasmon as a system.

                         If a third party claims that a Product Exabyte provides to Plasmon infringes that party's patent or copyright, and such claim is based upon any of the factors specified in Section 9.2, Plasmon will defend Exabyte against that claim at Plasmon's expense and pay all costs, damages, and attorney's fees that a court finally awards.

                    The provisions in this Section 9 shall survive termination, or expiration of this Agreement.

10.      CONFIDENTIALITY

          Each Party ("Recipient") may receive or learn of Confidential Information from the other Party ("Discloser"). Recipient shall hold Discloser's Confidential Information in trust and confidence employing at least the same measures to protect Discloser's Confidential Information as Recipient employs to protect its own Confidential Information and in no event less than due care. Recipient shall only disclose Discloser's Confidential Information to persons:

               (i) with a need to know such Confidential Information and only to the extent necessary to permit the performance of obligations arising under this Agreement; and

               (ii) who are bound not to disclose such Confidential Information under at least the same terms as dictated in this Agreement.

          "Confidential Information" means Intellectual Property, models, components, parts, drawings, sketches, programs, specifications, techniques, processes, test data, methods, inventions, research, design, costs, forecasts, plans, profits, pricing, customer names, or other information with respect to either Party that Discloser relies upon for a competitive advantage or that must be kept confidential under law or other obligation. "Confidential Information" also includes oral or written disclosures of information identified as secret, confidential or proprietary at the time of disclosure or within a reasonable time thereafter. The undertaking and obligations of Recipient under this Agreement shall not apply to Confidential Information that is:

               (i) already known to Recipient without any wrongful action or inaction by any party disclosure as evidenced by competent business records;

               (ii) independently developed by Recipient without reference to the other Party's Confidential Information disclosure as evidenced by competent business records;

               (iii) in the public domain at the time of either Party's; or

               (iv) generally disclosed to third parties without restriction.

          10.1.      Compelled Disclosure

                    In the event Recipient is compelled by proper judicial or governmental authority to disclose the other Party's Confidential Information, then Recipient shall, prior to disclosure;

                         (i) promptly Notify Discloser;

                         (ii) allow Discloser a reasonable time to oppose the disclosure; and

                         (iii) work with Discloser to set in place adequate measures for the protection of such Confidential Information despite the compelled disclosure.

          10.2.      Return of Confidential Information

                    Recipient shall, immediately upon request of Discloser, return to Discloser any or all tangible manifestations of Discloser's Confidential Information in the possession of Recipient and permanently destroy its electronically stored records of such Confidential Information. Recipient further agrees to employ commercially reasonable efforts to retrieve tangible manifestations of Discloser's Confidential Information that Recipient has given to third parties and seek the permanent destruction of all electronically stored records of such Confidential Information.

          10.3.      Publicity

                    Neither Party shall, without first obtaining the other's written permission, in any manner advertise, publish, or disclose the material terms, details, or unique Specifications of or in this Agreement except as otherwise allowed under law.

          10.4.      Disclaimers

                    The furnishing of Confidential Information shall not be construed to grant any license or constitute any assignment of a right to any Confidential Information for the benefit of any party other than Discloser except as expressly provided in this Agreement. The receipt of Discloser's Confidential Information will not preclude or in any way limit Recipient from freely assigning work tasks to its employees or providing products or services to a third party. Discloser makes no warranties, express or implied with respect to Confidential Information, beyond the express terms contained in this Agreement. The Discloser shall not be liable for any damages arising out of the use or reliance on Confidential Information disclosed hereunder.

          10.5.      Survival

                    Notwithstanding anything in this Agreement to the contrary, all obligations of confidentiality and non-disclosure between the Parties shall survive termination of this Agreement and be binding upon the Parties for an additional period of five (5) years after the termination or expiration of this Agreement.

          10.6.      Injunctive Relief

                    The Parties acknowledge that a breach or threatened breach of this Section 10.6 by either of the Parties may cause the non-breaching Party to suffer irreparable harm and injury such that no remedy at law will adequately compensate the other party. Thus, the non-breaching Party shall have the right to obtain injunctive relief with respect to such breach or threatened breach.

11.      LIMITATION OF LIABILITY

          Neither Party shall be entitled indirect, punitive, special, incidental or consequential damages, in connection with or arising out of this Agreement (including infringement of any Intellectual Property Right, loss of profit, use, data, or other economic advantage), however it arises, whether for breach of this Agreement, including breach of warranty, or in tort, even if the complaining Party has been previously advised of the possibility of such damage.

12.      MISCELLANEOUS

          12.1.      Relationship of Parties

                    The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

          12.2.      Nonassignability

                    Unless stated otherwise in this Agreement, Plasmon may not assign any of its rights or obligations under this Agreement without the express written consent of Exabyte. Any attempted assignment under this Agreement without such consent shall be void.

                    In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon the executors, heirs, representatives, administrators and assigns of the Parties hereto.

          12.3.      Severability

                    In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

          12.4.      Force Majeure

                    Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

          12.5.      Order of Precedence

                    In the event of any conflict between the provisions of this Agreement and those in the Exhibits hereto, and any subsequent amendments hereto, the order of precedence shall be: first, the amendments; second, the Exhibits; and third, this Agreement.

          12.6.      Waiver

                    Any waiver (express or implied) by either Party of any breach of this Agreement shall be in writing and shall not constitute a waiver of any other or subsequent breach.

          12.7.      Entire Agreement; Amendment

                    This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.

          12.8.      Notices

                    All notices, communications, requests, demands, consents and the like ("Notices") required or permitted under this Agreement will be in writing and will be deemed given and received (i) when delivered personally, (ii) when sent by confirmed telecopy, (iii) five business days after having been duly mailed by first class, registered or certified mail, postage prepaid, or (iv) three business days after deposit with a commercial overnight carrier, with written verification of receipt. All Notices will be addressed as follows:

For :
Exabyte Corporation	Plasmon LMS, Inc.
1685 38th Street	4425 ArrowsWest Drive
Boulder, Colorado 80301	Colorado Springs, Colorado 80907-3489
Attention: General Counsel	Attention: Christopher J. Harris
Telephone: (303)417-7453	Telephone: (719) 593-4271
Fax: (303) 417-7142	Fax: (719) 598-3472

                    or to such other address as the person to whom Notice is to be given may have furnished to the other in writing in accordance herewith, except that Notices of change of address will be effective only upon receipt. A Notice given by any means other than as specified herein will be deemed duly given when actually received by the addressee.

          12.9.      Official Language

                    English is the official language of this Agreement and the English version of this Agreement as executed shall be the sole binding version.

          12.10.      Applicable Law

                    This Agreement shall be construed under and governed by the laws of the State of Colorado without regard to any legal or equitable doctrine that would cause another jurisdiction's law to apply.

          12.11.      Arbitration

                    In the case of any dispute or issue between the Parties relating to or arising out of the interpretation or performance of this Agreement, the parties agree to the good faith negotiations of such dispute. If the Parties are unable to settle such disputes within sixty (60) days, all disputes, controversies or differences which may arise between Plasmon and Exabyte in relation to or in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. Each Party shall select an arbitrator and those arbitrators shall select a third arbitrator. The entire arbitrator selection process shall take no more than forty five (45) days from the submittal. The arbitrators shall decide the issues presented to them applying the terms of this agreement and the substantive laws of the State of Colorado. The arbitration shall be conducted in English in Boulder, Colorado or as otherwise mutually agreed. The arbitral award shall be in writing, shall be final and shall bind both Parties, and shall not be appealed or contested in any court other than for the grounds allowed under the Federal Arbitration Act of the United States.

          12.12.      Rights and Remedies Cumulative

                    The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

          12.13.      Captions and Section References

                    Captions and section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope of extent of such section or in any way affect such section.

          12.14.      Authority to Enter Into and Execute Agreement; Prior Grants

                    Each Party represents and warrants to the other that it has the right, full power and lawful authority to enter into this Agreement for the purposes herein (including the granting of licenses under this Agreement) and to carry out its obligations hereunder. Each Party further warrants to the other that it has no other outstanding agreements or obligations inconsistent with the terms and provisions hereof and that it has not made any prior grants to any third party of rights in or to the Products, Plasmon's intellectual property or Exabyte's intellectual property which are inconsistent or would interfere in the performance of this Agreement.

          12.15.      Publicity

                    All notices to third parties and all other publicity concerning this Agreement or its subject matter shall be jointly planned and coordinated between the Parties. Neither Party shall act unilaterally in this regard without the prior written approval of the other Party, which approval shall not be unreasonably withheld, and which shall be deemed to be given when disclosure is specifically required by law. All related communications within each Party's organization shall be of a confidential nature.

          12.16.      Time of the Essence

                    Time is of the essence with respect to this Agreement.

          12.17.      Compliance with Laws

                    Exabyte represents that it does and shall at all times comply with the provisions of all applicable national, international, United States Federal, State and local laws, rules and regulations and agrees to provide information to enable Plasmon to comply with such laws and regulations in its use of the Products.

          12.18.      Counterparts

                    This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized representatives, effective as of the last date signed below.

	for EXABYTE CORPORATION		for PLASMON LMS, INC.
By:	/s/ Stephen F. Smith	By:	/s/ Nigel Street
	Stephen F. Smith		Nigel Street
Title:	Vice President / Chief Financial Officer	Title:	Chairman
Date:		Date:

EXABYTE CORPORATION

Technology and Manufacturing License Agreement

INDEX OF ATTACHMENTS

APPENDIX I Product Documentation

APPENDIX II Engineering and Manufacturing Support